UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of Earliest Event Reported): September 11, 2006

Quanta Capital Holdings Ltd.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 000-50885

Bermuda	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1 Victoria Street
Second Floor
Hamilton HM 11
Bermuda
(Address of Principal Executive Offices, Including Zip Code)

441-294-6350
(Registrant's Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 14, 2006, in connection with the appointment of Peter Johnson as President and Chief Executive Officer of Quanta Capital Holdings Ltd. (the ‘‘Company’’) as described in more detail herein under Item 5.02, the Company entered into a letter agreement with Mr. Johnson (the ‘‘Letter Agreement’’) providing for a base salary in the gross amount of $500,000 per year with an annual target cash bonus of 100% of the base salary within a range of 0 to 200%. The bonus in the first year of employment is guaranteed at 100%. In order to receive a bonus, Mr. Johnson must be an employee on the date that the guaranteed bonus will be paid (September, 2007) unless he is terminated for reasons other than cause or if his employment with us is terminated as a result of a change in control.

In addition, on September 14, 2006, Mr. Johnson was granted an option to purchase 100,000 common shares of Quanta Capital Holdings Ltd. The options have a seven year term and are exercisable in four equal annual increments during a four year period commencing on the first anniversary of the option grant.

Mr. Johnson is also eligible to participate in our long term compensation plan, once such plan has been approved by the Compensation Committee of the Board of Directors.

In the event Mr. Johnson's employment is terminated by us before September 14, 2008 for reasons other than ‘‘cause’’, as defined as in paragraph (k) of our form of stock option agreement, he will be paid the greater of twelve months severance or severance equal to the number of months remaining between the termination of employment date and September 14, 2008. In the event that he is terminated for reasons other than cause following September 14, 2008, severance will equal 12 months. Monthly severance shall be the monthly equivalent of your eligible total annual cash compensation.

Also on September 14, 2006, the Company entered into an employment agreement with James J. Ritchie (the ‘‘Employment Agreement’’) providing that he will serve as Executive Chairman and will devote a substantial amount of his working time and efforts to our business and affairs. The Employment Agreement may be terminated upon 30 days' prior written notice by us or by Mr. Ritchie and will terminate upon his death or permanent disability.

The agreement provides that we will use our best efforts to cause Mr. Ritchie to be re-elected as a member of the Board of Directors and that he will resign from his service as a member of the Board of Directors and any committee on which he serves in the event his employment is terminated for any reason. Mr. Ritchie will receive a base salary of $400,000 per year which is subject to increase at the discretion of the Compensation Committee of the Board of Directors starting with calendar year 2007. Once increased, it may not thereafter be decreased. In addition to his base salary, Mr. Ritchie shall participate in an annual bonus plan. His target annual bonus will be 100% of his base salary (within a range of a minimum of 0% and a maximum of 200%), subject to successful completion of performance objectives established by the Compensation Committee of the Board of Directors. In addition, Mr. Ritchie is eligible to participate, at the Compensation Committee’s discretion, in the Company's 2006 Long Term Incentive Plan to be approved by the Board of Directors.

If the employment agreement is terminated by Mr. Ritchie for good reason or by us not for cause, we will pay Mr. Ritchie the bonus that would have been payable to Mr. Ritchie for the year of termination as determined by the Compensation Committee of the Board of Directors and an amount equal to twelve months of his base salary. If the Employment Agreement is terminated as a result of a change of control, we will pay Mr. Ritchie the bonus that would have been payable to Mr. Ritchie for the year of termination as determined by the Compensation Committee of the Board of Directors and an amount equal to twenty four months of his base salary. If the agreement is terminated for cause or due to Mr. Ritchie's resignation or leaving of his employment other than for good reason, he shall be entitled to receive his base salary through the date of his termination.

Cause, good reason and change of control are generally defined as follows:

•	Cause includes theft or embezzlement, conviction of, or plea of nolo contendere to, any felony or any misdemeanor involving moral turpitude, willful or prolonged absence from work (other than due to disability or physical or mental illness), willful failure or refusal to perform his duties and responsibilities, continued and habitual use of alcohol, use of illegal drugs, material breach of any of the provisions contained in the employment agreement, in most instances unless corrected within 30 days after his being given written notice.

•	Good reason includes material diminution of Mr. Ritchie's duties or responsibilities, his not being elected or reelected to the board of directors or the requirement that he report to anyone other than our board of directors, any material breach by us of the agreement, any reduction of Mr. Ritchie's base salary (unless reduced under certain provisions of the agreement) or bonus opportunity.

•	A change of control occurs:

•	if any person (within the meaning of the Exchange Act, other than a permitted person (as defined in the agreement), is or becomes the ‘‘beneficial owner’’ (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities (as defined in the agreement) representing 40% or more of the total voting power of all the then outstanding voting securities; or

•	the individuals who, as of the date of the employment agreement, constitute our board of directors together with those who become directors subsequent to such date and whose recommendation, election or nomination for election to our board of directors was approved by a vote of at least a majority of the directors then still in office who either were directors as of such date or whose recommendation, election or nomination for election was previously so approved, cease for any reason to constitute a majority of the members of the Board; or

•	the consummation of a merger, consolidation, recapitalization, liquidation, sale or disposition by us of all or substantially all of our assets, or our reorganization, other than any such transaction which would (x) result in at least 60% of the total voting power represented by the voting securities of the surviving entity or, in the case of an asset sale, the successor entity, outstanding immediately after such transaction being beneficially owned, directly or indirectly, by our shareholders immediately preceding the transaction and (y) not otherwise be deemed a change in control under the agreement; or

•	the board of directors adopts a resolution to the effect that, for purposes of the employment agreement, a change in control has occurred.

For purposes of the definition of change of control, ‘‘permitted persons’’ means Quanta Capital Holdings Ltd., any related party; or any group (as defined in Rule 13d-3 under the Exchange Act) composed of any or all of the foregoing; ‘‘related party’’ means one or our majority-owned subsidiaries; a trustee or other fiduciary holding securities under our employee benefit plan or one of our majority-owned subsidiaries; or a corporation owned directly or indirectly by our shareholders in substantially the same proportion as their ownership of voting securities. ‘‘Voting security’’ means any of our securities carrying the right to vote generally in the election of directors.

The Employment Agreement further provides that if we notify Mr. Ritchie that he is no longer a full-time employee, his base salary will be proportionally reduced.

Mr. Ritchie is also subject to non-competition and non-solicitation provisions for a period of one year after termination of the employment agreement subject to certain exceptions, as well as ongoing confidentiality requirements.

The above discussion is a summary description of certain terms and conditions of the Letter Agreement and the Employment Agreement and is qualified in its entirety by the terms and conditions of the Letter Agreement and Employment Agreement. For complete descriptions of the terms and conditions summarized in this report, reference must be made to the Letter Agreement and the Employment Agreement attached hereto as Exhibits 10.1 and 10.2 and incorporated by reference herein.

Item 5.02	Departure of Directors or Principal Officers, Election of Directors; Appointment of Principal Officers.

Effective September 14, 2006, the Board of Directors accepted the resignation of Robert Lippincott III as Interim Chief Executive Officer and President of the Company and appointed Peter Johnson as the President and Chief Executive Officer. Mr. Lippincott will remain as a member of the Company's Board of Directors and the Executive Committee. The Board of Directors also appointed James J. Ritchie as the Executive Chairman of the Company. See Item 1.01 for a summary description of the terms of the Letter Agreement with Mr. Johnson and the Employment Agreement with Mr. Ritchie. For complete descriptions of the terms and conditions of such agreements summarized above under Item 1.01, reference must be made to the Letter Agreement and the Employment Agreement attached hereto as Exhibits 10.1 and 10.2 and incorporated by reference herein.

Mr. Johnson, age 58, has over 30 years of experience in the insurance industry. Mr. Johnson was the founder of Risk Enterprise Management Limited, NY/NJ (Zurich Insurance Group) and served as its chairman and chief executive officer from June 1995 to January 2004. Mr. Johnson also served as the chairman and chief executive officer of both Home Insurance Group and US International Reinsurance Company during the period June 1995 through March 2003 while each such entity was in run-off. Mr. Johnson also was the founder of Claims Management Group Ltd., London (Zurich Insurance Group) (formerly IRISC, Ltd. London) and served as its chairman from August 1993 to July 2003. There is no family relationship between Mr. Johnson and any of the other directors or executive officers of the Company. Since the beginning of the last fiscal year, there has not been any transaction and there is no currently proposed transaction, or series of similar transactions, involving Mr. Johnson, or deemed to involve Mr. Johnson, of the type required to be described by Item 404(a) of SEC Regulation S-K.

Mr. Ritchie, age 52 has served as a director of the Company since September 2003 and as chairman of the Board of Directors since October 2005. In Mr. Ritchie's previous service as the non-executive Chairman of our Board of Directors, Mr. Ritchie lead the work of the Board of Directors particularly with respect to our strategy development and the monitoring of its execution. Mr. Ritchie has relinquished his position as a member and as chairman of the Company’s Audit Committee. Mr. Ritchie has over 28 years of experience in the insurance and financial services industries, particularly in the U.S. and international insurance and reinsurance industries. From February 2001 until May 2003, he served as managing director and chief financial officer of White Mountains Insurance Group, Ltd.'s OneBeacon Insurance Company and served as group chief financial officer for White Mountains Insurance Group, Ltd. From December 2000 until February 2001, Mr. Ritchie was a consultant for White Mountains Insurance Group, Ltd. Mr. Ritchie also is a member of the board of directors and chairman of the audit committee of Ceres Group, Inc., a public company engaged in an array of health and life insurance products and is a member of the board of directors, audit committee and compensation committee of KMG America Corporation, a public company engaged in life and health insurance risk assumption, third-party administration and medical management services. He is a Certified Public Accountant and participates in various industry groups, including Financial Executives International, the National Association of Corporate Directors and the American Institute of Certified Public Accountants. There is no family relationship between Mr. Ritchie and any of the other directors or executive officers of the Company. Since the beginning of the last fiscal year, there has not been any transaction and there is no currently proposed transaction, or series of similar transactions, involving Mr. Ritchie, or deemed to involve Mr. Ritchie, of the type required to be described by Item 404(a) of SEC Regulation S-K.

Item 9.01	Financial Statement and Exhibits

(d)    Exhibits

EXHIBIT NUMBER	DESCRIPTION
10.1	Letter Agreement dated September 14, 2006 between Quanta Capital Holdings Ltd. and Peter Johnson.
10.2	Employment Agreement dated September 14, 2006 between Quanta Capital Holdings Ltd. and James J. Ritchie.

Signatures

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

QUANTA CAPITAL HOLDINGS LTD.
Date: September 15, 2006	By:	/s/ Peter D. Johnson
Name: Peter D. Johnson
Title: President and Chief Executive Officer

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
10.1	Letter Agreement dated September 14, 2006 between Quanta Capital Holdings Ltd. and Peter Johnson.
10.2	Employment Agreement dated September 14, 2006 between Quanta Capital Holdings Ltd. and James J. Ritchie.